MANAGEMENT AGREEMENT


     THIS MANAGEMENT AGREEMENT made this ___ day of ____, 2000, is between ASSESSOR FUNDS, INC., a Maryland corporation (hereinafter called "Accessor Funds"), and ACCESSOR CAPITAL MANAGEMENT, L.P., a Washington limited partnership (hereinafter called the "Manager").

     WHEREAS, the Manager has organized at its expense the series of Accessor Funds designated on Schedule A which will operate as so-called "funds of funds" (As the "Accessor Allocation Funds") as part of an investment company of the "series" type registered under the Investment Company Act of 1940 ("1940 Act"), and will invest and reinvest their assets in portfolios of securities consisting of other series of Accessor Funds (the "Underlying Funds"), each of which has distinct investment objectives and policies; and Accessor Funds desires to avail itself of the services, information, advice, assistance and facilities of a manager and to have a manager perform for it various management, administrative, statistical, research, investment management and other services for the FOF Series; and

     WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940 and is engaged in the business of rendering investment company management, administrative and investment advisory, counseling and supervisory services;

     NOW THEREFORE, Accessor Funds and the Manager agree as follows:

1. Employment of the Manager. Accessor Funds hereby employs the Manager to manage the investment and reinvestment of the FOF Series assets and to act as their discretionary money manager in the manner set forth in Section 2(B) of this Agreement, and to administer the business and operations of the FOF Series, subject to the direction of the Board of Directors, for the period, in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent Accessor Funds or its FOF Series in any way or otherwise be deemed their agent.

2. Obligations of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations.

     A.   Management and Administrative Services.

          (1)  The Manager  shall  furnish to Accessor  Funds for its FOF Series
               (a) office space, which may be space within the offices of the Manager or in such other place as may be selected by the Manager from time to time, and (b) office furnishings, facilities and
               equipment  as  may  be  reasonably   required  for  managing  and
               administering  the  business  and  operations  of the FOF Series, including (i) complying with the corporate, securities and tax reporting requirements of the United States and the various states, (ii) conducting correspondence and other communications with shareholders, and (iii) maintaining or supervising the maintenance of all internal bookkeeping, accounting and auditing services and records in connection with the FOF Series investment and business activities. Accessor Funds agrees that its shareholder recordkeeping services, the computing of net asset value and the preparation of certain of its records required by Rule 31 under the 1940 Act are maintained by Accessor Funds' Transfer Agent and/or Custodian, and that with respect to these records the Manager's obligations under this Section 2(A) are supervisory in nature.

          (2) The Manager shall employ or provide and compensate the executive, administrative, secretarial and clerical personnel necessary to supervise the provision of the services set forth in sub-section 2(A)(1), and shall bear the expense of providing such services except as provided in Section 3 of this Agreement. The Manager shall also compensate all officers and employees of Accessor Funds who are officers or employees of the Manager or entities with which the Manager is affiliated.

     B.   Investment Management Services.

          (1) The Manager shall develop overall FOF Series investment programs and strategies for each FOF Series, or portion thereof, shall revise such programs and strategies as necessary, and shall monitor and report periodically to the Board of Directors concerning the implementation of the programs and strategies.

          (2) The Manager shall, subject to and in accordance with the investment objectives and policies of each FOF Series and any directions which Accessor Funds' Board of Directors may issue to the Manager, have: (i) overall supervisory responsibility for the general management and investment of the FOF Series assets and securities portfolios; and (ii) full investment discretion to make all determinations with respect to the investment of the FOF Series asset.

          (3) The Manager shall render to Accessor Funds' Board of Directors such periodic reports concerning the FOF Series business and investments as the Board of Directors shall reasonably request.

     C. Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

          The Manager will make available and provide financial, accounting and statistical information required by Accessor Funds for the preparation of registration statements, reports and other documents required by federal and state securities laws, and with such information as Accessor Funds may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the FOF Series shares.

     D.   Other Obligations and Services.

          The Manager shall make available its officers and employees to the Board of Directors and officers of Accessor Funds for consultation and discussions regarding the administration and management of Accessor Funds and its investment activities. The Manager may make payments under a Distribution Plan adopted under Rule 12b-1 under the 1940 Act (the "Plan") to Qualified Recipients (as defined in the Plan) which have rendered assistance in shareholder servicing or in the distribution or retention of the FOF Series shares.

3. Expenses of Accessor Funds. It is understood that Accessor Funds and its FDF Series will pay all its expenses other than those expressly assumed by the Manager herein, which expenses payable by Accessor Funds shall include:

     A. Expenses of all audits and other services by independent public accountants;

     B. Expenses of transfer agent, registrar, dividend disbursing agent and shareholder record-keeping services;

     C.   Expenses  of  custodial  services  including   recordkeeping  services
          provided by the Custodian.

     D. Expenses of obtaining quotations for calculating the value of Accessor Funds' net assets;

     E. Expenses of obtaining shareholder activity reports from the transfer agent;

     F.   Expenses of maintaining each FOF Series tax records;

     G. Salaries and other compensation of any of its executive officers and employees, if any, who are not officers, directors, stockholders or employees of the Manager or any of its partners.

     H.   Taxes levied against Accessor Funds;

     I. Brokerage fees and commissions, if any, in connection with the purchase and sale of portfolio securities for Accessor Funds or any FOF Series;

     J.   Costs, including the interest expense, of borrowing money;

     K. Costs and/or fees incident to meetings of shareholders and the Board of Directors of Accessor Funds, the preparation and mailings of prospectuses and reports of Accessor Funds to its shareholders, the filing of reports with regulatory bodies, the maintenance of Accessor Funds' existence, and the registration of shares with federal and state securities authorities;

     L. Legal fees, including the legal fees related to the registration and continued qualification of Accessor Funds shares for sale;

     M. Costs of printing stock certificates representing shares of Accessor Funds;

     N. Director's fees and expenses to directors who are not officers, employees or stockholders of the Manager or any of its partners;

     O. The fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums, including premiums for directors and officers liability insurance;

     P.   Association membership dues;

     Q. Extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of Accessor Funds to indemnify its Directors, officers, employees and agents with respect thereto; and

     R. Management fees payable to the Manager pursuant to Section 5 of this Agreement.

4.   Activities and Affiliates of the Manager.

     A. The services of the Manager and entities with which the Manager is affiliated to Accessor Funds hereunder are not to be deemed exclusive, and the Manager and any entities with which the Manger is affiliated shall be free to render similar services to others. The Manager and entities with which the Manager is affiliated shall seek to use the same skill and care in the management of the FOF Series as they seek to use in the administration of other accounts to which they provide asset management consulting and manager selection services, but they shall not be obligated to give Accessor Funds more favorable or preferential treatment vis-a-vis their other clients.

     B. Subject to and in accordance with the Articles of Incorporation and By-Laws of Accessor Funds and to Section 10(a) of the 1940 Act, it is understood that Directors, officers, agents and shareholders of Accessor Funds are or may be interested in the Manager or entities with which the Manager is affiliated as directors, agents or stockholders of the Manager or entities with which the Manger is affiliated; that directors, officers, agents and stockholders of the Manager or entities with which the Manager is affiliated are or may be interested in Accessor Funds as Directors, officers, agents, shareholders or otherwise; that the Manager or entities with which the Manager is affiliated may be interested in Accessor Funds as shareholders or otherwise; and that the effect of any such interests shall be governed by said Articles of Incorporation, By-Laws and the 1940 Act.

5. Compensation of the Manager. For providing the services and furnishing the facilities pursuant to this Agreement, the Manager shall receive monthly a fee from each FOF Series equal to 0.10% annually of each FOF Series average daily net assets.

6.   Liabilities of the Manager.

     A. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Manager or its partners, the Manager and its partners shall not be subject to liability to Accessor Funds or to any shareholder of Accessor Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Accessor Funds shall indemnify the Manger and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Manger in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding arising out of or otherwise based upon any action taken or omitted to be taken by the Manger in connection with the performance of its duties or obligations under this Agreement.

     B. No provision of this Agreement shall be construed to protect any Director or officer of Accessor Funds, or the Manger and its partners, from liability in violation of Section 17(h) and (i) of the 1940 Act.

7.   Renewal and Termination.

     A. This Agreement shall become effective on and as of the effective date of the FOF Series registration statement under the Securities Act of 1933 and shall continue in effect as to each FOF Series for two years. The Agreement is renewable annually thereafter for successive one-year periods (a) by a vote of a majority of the Directors of Accessor Funds, or (b) as to any FOF Series, by a vote of a majority of the outstanding voting securities of that FOF Series, and in either case by a majority of the Directors who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Directors of Accessor Funds) cast in person at a meeting called for purposes of voting on the Agreement; provided, however, that if the shareholders of any one or more FOF Series fail to approve the Agreement as provided herein, the Manager may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules and Regulations thereunder.

     B.   This Agreement:

          (1) May at any time be terminated without the payment of any penalty either by vote of the Board of Directors of Accessor Funds or, as to any FOF Series, by vote of a majority of the outstanding voting securities of the FOF Series, on 60 days' written notice to the Manager;

          (2)  Shall immediately terminate in the event of its assignment; and

          (3) May be terminated by the Manager on 60 days' written notice to Accessor Funds.

     C. As used in this Section 8, the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for any such terms in the 1940 Act and Rules and Regulations thereunder.

     D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other party at any office or such party.

8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                          ACCESSOR FUNDS, INC.



_________________________________         By:______________________
Christine J. Stansbery, Secretary


                                          ACCESSOR CAPITAL MANAGEMENT LP

                                          By: Accessor Capital Corporation,
                                              Managing General Partner



_________________________________         By:______________________
Christine J. Stansbery, Secretary            J. Anthony Whatley, III,
                                             President

                                   SCHEDULE A
                             TO MANAGEMENT AGREEMENT
                                November __, 2000

This Management Agreement shall be entered into with respect to the following Funds of Accessor Funds, Inc.:

Accessor Income Allocation Fund
Accessor Income and Growth Allocation Fund
Accessor Balanced Allocation Fund
Accessor Growth and Income Allocation Fund
Accessor Growth Allocation Fund
Accessor Aggressive Growth Allocation Fund